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                                                                    EXHIBIT 8.1

                        [MAYER, BROWN & PLATT LETTERHEAD]


                                 June 28, 2001

Aames Financial Corporation
350 South Grand Avenue, 52nd Floor
Los Angeles, California 90071

     Re: Offering to Holders of Common Stock of Non-Transferable Rights to Purchase Series D Convertible Preferred Stock
          --------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Aames Financial Corporation (the "Company") in connection with the offering by the Company to holders of shares of its Common Stock of one subscription right per share of Common Stock, which subscription right entitles the holder thereof to purchase 2.56 shares of the Company's Series D Convertible Preferred Stock, pursuant to the Registration Statement on Form S-3 (Registration No. 333-46150) filed with the Securities and Exchange Commission (the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the respective meaning set forth in the Registration Statement.

     In rendering our opinion, we have relied on the description of the rights offering as set forth in the Registration Statement. In addition, we have reviewed certain documents that we have deemed necessary or appropriate as a basis for our opinion, including, without limitation (i) the certificates of designation for the Common Stock and for each of the Company's outstanding series of preferred stock, (ii) the indenture pursuant to which the Company's outstanding 5.5% convertible subordinated notes, due 2006, were issued, and (iii) certain financial information of the Company.

     Further, our opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the Treasury Department (the "Regulations"), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as they exist and are in effect at the date of this letter. It should be noted that statutes, regulations, judicial decisions and administrative rulings are subject to change at any time, and in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.

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[MAYER, BROWN & PLATT LETTERHEAD]


Aames Financial Corporation
March 13, 2001
Page 2

     Subject to and based on the foregoing and the following, we hereby confirm to you that, to the extent they address matters of law or legal conclusions, the statements set forth under the heading "Federal Income Tax Consequences" in the Registration Statement are.

     Our opinion as to the United States federal income tax consequences of the subscription rights offering.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

                                    Very truly yours,

                                    /s/ Mayer, Brown & Platt

                                    Mayer, Brown & Platt